UNITED STATES
 SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 24, 2012 (August 22, 2012)

REGENCY ENERGY PARTNERS LP
(Exact name of registrant as specified in its charter)

DELAWARE	001-35262	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700
 Dallas, Texas 75201
 (Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code (214) 750-1771

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
On August 22, 2012, Regency Gas Services LP (the “Operating Partnership”), a wholly owned subsidiary of Regency Energy Partners LP (the “Partnership”), entered into the Increase Joinder (the “Increase Joinder”) to its Fifth Amended and Restated Credit Agreement, originally dated as of December 1, 2004 (the “Credit Agreement”) with a syndicate of financial institutions, including Wells Fargo Bank, N.A., as Administrative Agent. The Increase Joinder was exercised as contemplated by the commitment increase section of the Credit Agreement, for which the Partnership is a guarantor.  The Operating Partnership exercised the accordion feature of the Credit Agreement to increase its commitments under the revolving credit facility by $250 million to a total of $1.15 billion.  The new commitments will be available pursuant to the same terms and subject to the same interest rates and fees as the existing commitments under the Credit Agreement.  The increase to the commitments will become effective upon the satisfaction of certain conditions contained in the Credit Agreement as well as conditions contained in the Increase Joinder, one of which is a 10-day notice period.  It is anticipated that the increase to the commitments will become effective on September 6, 2012.

The foregoing description is summary in nature and is qualified in its entirety by reference to the Increase Joinder, a copy of which is attached hereto as Exhibit 10.1, and incorporated herein by reference.

Item 2.03 Creation of Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The information contained in Item 1.01 is incorporated by reference in this Item 2.03.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.
10.1 Increase Joinder to the Fifth Amended and Restated Credit Agreement dated as of August 22, 2012.

Exhibit
Number	Description
Exhibit 10.1	Increase Joinder to the Fifth Amended and Restated Credit Agreement dated as of August 22, 2012.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP By: Regency GP LP, its general partner By: Regency GP LLC, its general partner
By:	/s/ A. Troy Sturrock
A. Troy Sturrock
Vice President, Controller

August 24, 2012